Exhibit 4.1

DEED OF TRUST NOTE

$20,500,000.00	November 28, 2000

FOR VALUE RECEIVED REDINN HOTEL, L.P., a Texas limited partnership, having an address at c/o Western International, One Spurling Plaza, Suite 114, 12850 Spurling Road, Dallas, Texas 75230-1258 (“Maker”), promises to pay to the order of GMAC COMMERCIAL MORTGAGE CORPORATION, a California corporation (“Payee”), at one of its principal places of business at 200 Witmer Road, P. O. Box 809, Horsham, Pennsylvania 19044, Attn: Servicing – Accounting Manager, or at such place as the holder hereof may from time to time designate in writing, the principal sum of Twenty Million Five Hundred Thousand and No/100 Dollars ($20,500,000.00) (the “Loan”), in lawful money of the United States of America, with interest thereof to be computed on the unpaid principal balance from time to time outstanding at the Applicable Interest Rate (as such term is defined in Section 1(a) hereof), and to be paid in installments on the first (1st) day of each calendar month as follows:

(a)
A constant payment of principal and interest in the amount of One Hundred Sixty-Three Thousand Three Hundred Forty-Eight and 30/100 Dollars ($163,348.30) (the “Monthly Debt Service Payment Amount”), on the 1st day of January, 2001 and on the first day of each of the next succeeding months thereafter (each a “Monthly Payment Date”) through and including the Monthly Payment Date immediately prior to the Maturity Date (as defined below); each of such payments to be (i) computed based on a three-hundred-sixty (360) day year comprised of twelve (12) months of thirty (30) days each and (ii)(A) applied to the payment of interest then due and payable; and (B) the balance applied toward the reduction of the principal sum, except as otherwise provided in the Loan Documents (as hereinafter defined); and

(b)    Commencing with the Optional Prepayment Date (as hereinafter defined), in addition to the principal to be repaid pursuant to clause (a) above, Maker shall repay, on each Monthly Payment Date, the principal of the Loan to the extent provided for under Section 1(d) hereof; and

(c)    From and after the Optional Prepayment Date, interest shall accrue at the Revised Interest Rate and shall be payable as provided in Section 1(a) hereof; and

the balance of said principal sum together with all accrued and unpaid interest thereon shall be due and payable on the first day of December, 2025 (the “Maturity Date”). Interest on the principal sum of this Note shall be calculated on the basis of a three-hundred-sixty (360) day year and shall be charged on the principal balance outstanding from time to time for the actual number of days elapsed. The constant payment required hereunder is based on an amortization schedule of three hundred (300) months. All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

Maker has the option, effective any time during the term of the Loan, to arrange for the automatic wire transfer on the Monthly Payment Date of the Monthly Debt Service Payment Amount and Accrued Interest, as applicable, from Maker’s bank account to an account designated by Payee pursuant to the terms and conditions of an automatic payment authorization form, substantially in the form attached as Exhibit A hereto.

1.    Calculation of Interest; Application of Payments.

(a) The term “Applicable Interest Rate” as used in this Note shall mean from (1) the date of this Note through but not including the Optional Prepayment Date (as hereinafter defined), a rate of eight and three hundred seventy-five thousandths percent (8.375%) (the “Initial Interest Rate”), and (2) from and after the Optional Prepayment Date through and including the date this Note is paid in full, a revised rate per annum equal to the Initial Interest Rate plus two hundred (200) basis points (the “Revised Interest Rate”). For purposes of this Note the term “Optional Prepayment Date” shall mean, December 1, 2010.

(b) Payments under this Note shall be applied first to the payment of interest and other costs and charges due in connection with this Note or the Debt (as such term is defined in Section 4 hereof), as Payee may determine in its sole discretion, and then to reduction of the outstanding principal balance. All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

(c) From and after the Optional Prepayment Date, interest shall accrue on the unpaid principal balance from time to time outstanding on this Note at the Revised Interest Rate. Interest accrued at the Revised Interest Rate and not paid pursuant to this Section 1(c) shall be deferred and added to the Debt and shall earn interest at the Revised Interest Rate to the extent permitted by applicable law (such accrued interest is hereinafter defined as “Accrued Interest”). All of the Debt, including any Accrued Interest, shall be due and payable on the Maturity Date.

(d) In replacement and not duplication of Maker’s obligations under the Loan Documents, Maker shall pay on the Optional Prepayment Date and the first day of each calendar month thereafter up to and including the Maturity Date the following payments from Profits (as defined in the Mortgage) received on or before such day in the listed order of priority.

(i) First, payments to the Tax and Insurance Escrow Account (as defined in the Mortgage defined below) in accordance with the terms and conditions of the Mortgage;

(ii) Second, the payment of the Monthly Debt Service Payment Amount for the Loan, which amount shall immediately be available and payable to Payee;

(iii) Third, payments to the Replacement Reserve Account (as defined in the Mortgage) in accordance with the terms and conditions of the Mortgage;

(iv) Fourth, payments for monthly Cash Expenses (as hereinafter defined), including management fees payable to affiliates of Maker (not to exceed four percent (4%) of gross revenues), pursuant to the terms and conditions of the related Approved Annual Budget;

(v) Fifth, payment for Extraordinary Expenses (as hereinafter defined) approved by Payee, if any;

(vi) Sixth, to Payee, to prepay principal due under this Note, until the principal amount of this Note is paid in full;

(vii) Seventh, payments to the Payee for Accrued Interest;

(viii) Eighth, payments to the Payee of any other amounts due under the Loan Documents; and

(ix) Lastly, payment to the Maker of any excess amounts.

2.    Security for the Loan.

(a) This Note is secured by: (i) a Deed of Trust, Assignment of Leases and Profits, Security Agreement and Fixture Filing dated as of the date hereof from Maker, as grantor, to Transnation Title Insurance Company, as Trustee, for the benefit of Payee, as beneficiary (the “Mortgage”) affecting the Property (as defined in the Mortgage); (ii) a Guaranty of Recourse Obligations dated as of the date hereof from Guarantors for the benefit of Payee (the “Guaranty”); (iii) an Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, dated as of the date hereof from Maker for the benefit of Payee (the “Contract Assignment”); and (iv) such other documents now or hereafter executed by Maker and/or others and by or in favor of Payee, which wholly or partially secure or guarantee payment of this Note including, without limitation, any collateral assignments, reserve and/or escrow accounts and Uniform Commercial Code Financing Statements (such other documents, collectively, the “Other Security Documents”).

(b) As used herein, the term “Loan Documents” means, collectively, this Note, the Mortgage, the Guaranty, the Contract Assignment, the Other Security Documents and any and all other documents executed in connection with the Loan.

3.     Late Charge. If any sum payable under this Note is not paid prior to the fifth (5th) day after the date such payment is due or if the entire Debt is not paid on or before the Maturity Date, Maker shall pay to Payee on demand an amount equal to the lesser of: (i) five percent (5%) of such overdue and unpaid sum or (ii) the maximum lawful rate of interest permitted on the overdue obligation outstanding for the period for which such amount is overdue, to defray the expenses incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment, and such additional amount shall be secured by the Mortgage and the other Loan Documents. The additional payments required under this paragraph shall be in addition to and shall in no way limit any other rights and remedies provided for in this Note, the Mortgage or any of the Loan Documents, as well as all other remedies provided by law.

4.    Events of Default. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon and all other sums due under the Loan Documents (all such sums, collectively, the “Debt”), or any portion thereof, shall without notice become immediately due and payable at the option of Payee: (a) if any payment required in this Note is not paid prior to the fifth (5th) day after the date when due or on the Maturity Date; (b) upon the occurrence of any other default under this Note, which continues more than thirty (30) days following written notice thereof from Payee; provided, however, that if the cure of such default cannot reasonably be accomplished within such thirty (30) day period and Maker shall have promptly and diligently commenced to cure such default within such thirty (30) day period, then the period to cure shall be deemed extended for up to an additional sixty (60) days from Payee’s notice of such default so long as Maker diligently and continuously proceeds to cure such default to Payee’s satisfaction; or (c) upon the happening of any other Event of Default under and as defined in the Mortgage (each of the foregoing, an “Event of Default”). In the event that Payee retains counsel to collect the Debt or to protect or foreclose the security provided in connection herewith, Maker also agrees to pay on demand all reasonable costs of collection incurred by Payee, including reasonable attorney’s fees for the services of counsel whether or not suit is brought. In addition, the prevailing party shall be entitled to recover reasonable attorney fees in any suit or action on appeal.

5.    Default Rate Interest. Maker does hereby agree that upon the occurrence of an Event of Default, including Maker’s failure to pay the Debt in full on the Maturity Date, Payee shall be entitled to receive, and Maker shall pay, interest on the entire outstanding principal balance and any other amounts due at the rate equal to the Applicable Interest Rate plus five percent (5%) (the “Default Rate”), but not to exceed the maximum rate permitted by applicable law. Interest shall accrue and be payable at the Default Rate from the occurrence of the Event of Default until all such Events of Default have been fully cured. The Default Rate interest shall be deemed secured by the Mortgage. This provision, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default. The additional payments required under this paragraph shall be in addition to and shall in no way limit any other rights and remedies provided for in this Note, the Mortgage or any of the Loan Documents, as well as all other remedies provided by law.

6.     Prepayment.

(a) Other than as set forth in Section 8 hereof, Maker shall have no right to prepay all or any portion of the Loan during the period commencing on the date hereof to but not including the Monthly Payment Date which is one (1) month prior to the Optional Prepayment Date. From and after one (1) month prior to the Optional Prepayment Date, the Loan may be prepaid in whole or in part at any time, together with accrued interest to the date of such prepayment on the principal amount prepaid, without penalty or premium, providedthat if a prepayment is made otherwise than on a Monthly Payment Date, Maker shall pay interest on the amount prepaid through the second (2nd) Business Day following the date of prepayment or until the next Monthly Payment Date, if sooner. Any such prepayment shall be subject, in each case, to the satisfaction of the condition precedent that Maker shall provide not less than thirty (30) days’ prior written notice to Payee specifying the Monthly Payment Date (or, if applicable, any other date) on which such prepayment is to occur and indicating the principal amount of this Note to be so prepaid. Except as set forth above, this Note may not be prepaid prior to the Optional Prepayment Date; provided, however, after the initial four (4) years of the Loan term, Maker shall have the right and option to release the Property (as defined in the Mortgage) from the lien of the Mortgage in accordance with the terms and provisions set forth in Section 68 of the Mortgage.

(b) Notwithstanding anything herein to the contrary, no prepayment consideration shall be due in the event that Payee elects to apply the proceeds of a condemnation award or insurance settlement on the Property towards the reduction of the principal balance of this Note pursuant to the terms of the Mortgage. At Payee’s option, (i) the monthly payments of principal and interest on the Loan shall be reduced to an amount which would amortize the reduced outstanding principal balance of the Loan over the remaining amortization term, or (ii) the monthly payments of principal and interest shall not be modified and the partial prepayment shall be applied to the payments of principal otherwise due on the remaining monthly payment date(s) in inverse order of maturity, and the term of the Loan shall be reduced, if necessary, to reflect the actual Loan amortization schedule as modified by the application of this clause (ii).

7.     Budget Obligations after Optional Prepayment Date. In the event that the Maker does not prepay the entire principal balance of this Note and any other amounts outstanding on the Optional Prepayment Date:

(a) For the calendar year commencing on January 1st of that calendar year in which the Optional Prepayment Date occurs, and for each calendar year thereafter, the Maker shall submit to the Payee for the Payee’s written approval an annual budget (an “Annual Budget”) not later than sixty (60) days prior to the commencement of such calendar year, in form satisfactory to Payee setting forth in reasonable detail budgeted monthly operating income and monthly operating capital and other expenses for the

Property. Each Annual Budget shall contain, among other things, limitations on management fees, thirty party service fees, and other expenses as the Payee may reasonably determine. Payee shall have the right to approve such Annual Budget and in the event that Payee objects to the proposed Annual Budget submitted by Maker, Payee shall advise Maker of such objections within fifteen (15) days after receipt thereof (and deliver to Maker a reasonably detailed description of such objections) and Maker shall within three (3) days after receipt of notice of any such objections revise such Annual Budget and resubmit the same to Payee. Payee shall advise Maker of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Maker a reasonably detailed description of such objections) and Maker shall revise the same in accordance with the process described in this subparagraph until the Payee approves an Annual Budget, provided, however, that if Payee shall not advise Maker of its objections to any proposed Annual Budget within the applicable time period set forth in this paragraph, then such proposed Annual Budget shall be deemed approved by Payee. Each such Annual Budget approved by Payee in accordance with terms hereof shall hereinafter be referred to as an “Approved Annual Budget”. Until such time that Payee approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in real estate taxes, insurance premiums and utilities expenses.

(b) In the event that the Maker must incur an extraordinary operating expense or capital expense not set forth in the Annual Budget or allotted for in the Replacement Reserve Account (each an “Extraordinary Expense”), then the Maker shall promptly deliver to Payee a reasonably detailed explanation of such proposed Extraordinary Expense for Payee’s approval.

(c) For the purposes of this Note, “Cash Expenses” shall mean, for any period, the operating expenses for the operation and maintenance of the Property as set forth in an Approved Annual Budget to the extent that such expenses are actually incurred by Maker minus payments into the Tax and Insurance Escrow Account and the Replacement Reserve Account.

(d) Nothing in this paragraph 7 shall limit, reduce or otherwise affect Maker’s obligations to make payments of the Monthly Debt Service Payment Amount, payments to the Tax and Insurance Escrow Account, the Replacement Reserve Account and payments of other amounts due hereunder and under the other Loan Documents, whether or not Profits are available to make such payments.

8.    Repayment Upon Default. If all or any part of the principal amount of this Note is prepaid upon acceleration of the Loan following the occurrence of an Event of Default prior to the Monthly Payment Date which is one (1) month immediately preceding the Optional Prepayment Date, then, in addition to such principal payment, Maker shall be required to make such payments ( the “Yield Maintenance Payments”) in an amount equal to the excess, if any, of (i) the sum of (A) the aggregate respective present values of all scheduled interest payments payable on each Monthly Payment Date in respect of this Note (or the portion of all such interest payments corresponding to the portion of the principal of this Note to be prepaid upon acceleration) for the period from the date of such prepayment upon acceleration to the Monthly Payment Date which is one (1) month immediately preceding the Optional Prepayment Date, discounted monthly at a rate equal to the Treasury Constant Maturity Yield Index and based on a 360-day year of twelve 30-day months and (B) the aggregate respective present values of all scheduled principal payments payable on each Monthly Payment Date in respect of this Note (or the then unpaid portion thereof to be prepaid upon acceleration) assuming the then outstanding principal balance of this Note is paid in full on the Monthly Payment Date which is one (1) month immediately preceding the Optional Prepayment Date, discounted monthly at a rate equal to the Treasury Constant Maturity Yield Index and based on a 360-day year of twelve 30-day months minus (ii) the then current outstanding principal amount of this Note (or the then unpaid portion thereof to be prepaid upon acceleration). The Yield Maintenance Payments to be paid in connection with any prepayment under this Section 8 shall be determined in good faith by Payee and shall be conclusive and binding on Maker (absent manifest error). For purposes of this Section 8, the amount of this Note (or the portion of the principal of this Note to be prepaid upon acceleration) on the date of prepayment shall be determined after giving effect to any payment of scheduled amortization made on such date. For purposes hereof, “Treasury Constant Maturity Yield Index” shall mean the average yield for “This Week” as reported by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519) (“FRB Release”) published during the second full week preceding the prepayment date (caused by acceleration of the Loan following the occurrence of an Event of Default) for instruments having a maturity coterminous with the remaining term of this Note. In the event the FRB Release is no longer published, Payee shall select a comparable publication to determine the Treasury Constant Maturity Yield Index. If there is no Treasury Constant Maturity Yield Index for instruments having a maturity coterminous with the remaining term of this Note, then the weighted average yield to maturity of the Treasury Constant Maturity Yield Indices with maturities next longer and shorter than such remaining average life to maturity shall be used, calculated by averaging (and rounding upward to the nearest whole multiple of 1/100 of 1% per annum, if the average is not such a multiple) the yields of the relevant Treasury Constant Maturity Yield Indices (rounded, if necessary, to the nearest 1/100 of 1% with any figure of 1/200 or above rounded upward).

9.     Limitations on Recourse.

(a) Subject to the qualifications set forth in this Section, neither Maker nor any Guarantor nor any partner, member, shareholder, officer or director of either of them shall be personally liable either at law or in equity for the repayment of the Debt or the failure of performance of any other obligation evidenced by the Note or contained in the Mortgage or the Other Security Documents, and Payee will satisfy any judgments, orders or decrees on account of the failure to repay such Debt and/or the failure to perform any such obligation, from the Property and any other real or personal property, tangible or intangible, as Maker, any Guarantor or any other entity shall have pledged or assigned to secure this Note by any of the Loan Documents, except that Payee may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Payee to enforce and realize upon this Note, the Mortgage, the

Other Security Documents, and the interests in the Property and any other collateral given to Payee pursuant to the Mortgage and the Other Security Documents, provided, however, that, except as specifically provided in this Section, any judgment in any such action or proceeding shall be enforceable against Maker only to the extent of Maker’s interest in the Property and in any other collateral given to Payee. Payee, by accepting this Note, the Mortgage and the Other Security Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Maker in any such action or proceeding, under, by reason of or in connection with the Mortgage, the Other Security Documents or this Note. The provisions of this Section shall not, however: (i) constitute a waiver, release or impairment of any obligation evidenced or secured by the Mortgage, the Guaranty or the Other Security Documents or this Note; (ii) impair the right of Payee to name Maker as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any guaranty or indemnity made in connection with the Mortgage, this Note or the Other Security Documents; (iv) impair the right of Payee to obtain the appointment of a receiver; (v) impair the right of Payee to bring suit with respect to fraud or misrepresentation by Maker in connection with the Mortgage, this Note, the Guaranty or the Other Security Documents; (vi) limit the liability of Maker or any Guarantor thereunder; or (vii) affect the validity or enforceability of the Guaranty or limit the liability of any Guarantor thereunder.

(b) Nothing herein shall be deemed to be a waiver of any right which Payee may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the debt owing to Payee in accordance with this Note, the Mortgage, the Guaranty and the Other Security Documents.

(c) Notwithstanding the foregoing provisions of this Section or any other provision in the Loan Documents, Maker and Guarantors, jointly and severally, shall be fully liable for and shall indemnify Payee for any or all loss, costs, liability, judgment, claim, damage or expense sustained, suffered or incurred by Payee (including, without limitation, Payee’s attorneys’ fees) arising out of or attributable or relating to:

(i) fraud or misrepresentation by Maker or any Guarantor in connection with the Loan;

(ii) the gross negligence or willful misconduct of Maker or any Guarantor, their respective agents or employees, or physical waste of the Property;

(iii) the breach of provisions in the Mortgage concerning Environmental Laws, Hazardous Substances and Asbestos, and any indemnification of Payee therein with respect to such Environmental Laws, Hazardous Substances and Asbestos;

(iv) the removal or disposal of any portion of the Property after default under this Note, the Mortgage, the Guaranty or any other Loan Document;

(v) the misapplication or conversion by Maker or any Guarantor of: (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property; (B) any awards or other amounts received in connection with the condemnation of all or a portion of the Property; or (C) rents, issues, profits, proceeds, accounts or other amounts received by Maker or any Guarantor (in the case of clause (C) following an Event of Default under this Note, the Mortgage, the Guaranty or any other Loan Document);

(vi) Maker’s failure to pay taxes, assessments, charges for labor or materials or other charges that may result in liens on any portion of the Property; provided, however, that Maker’s and Guarantor’s liability hereunder shall cease with respect to such amounts incurred from and after such times, if any, that Payee forecloses the Mortgage or accepts a deed in lieu of foreclosure of the Mortgage;

(vii) the deductible amount of any insurance maintained in respect of the Property;

(viii) the costs incurred by Payee (including reasonable attorneys’ fees) in connection with the collection or enforcement of the Debt; provided, however, that Maker’s and Guarantor’s liability hereunder shall cease with respect to such amounts incurred from and after such times, if any, that Payee forecloses the Mortgage or accepts a deed in lieu of foreclosure of the Mortgage;

(ix) Maker’s failure to make any Property repairs or alterations required under the Loan Documents, including, without limitation, alterations required in order to comply with the Americans With Disabilities Act;

(x) Maker’s failure to permit on-site inspections of the Property or to provide financial reports and information pertaining to the Property as required by the Mortgage, unless, in either case, such failure is the result of a good faith error and is cured within ten (10) days after notice;

(xi) any security deposits or advance deposits collected with respect to the Property which are not delivered to Payee upon a foreclosure of the Property or action in lieu thereof;

(xii) Maker fails to obtain Payee’s written consent to any subordinate financing;

(xiii) Maker’s failure to obtain Payee’s prior written consent to any transfer of the Property or of any ownership interest in Maker to the extent such consent is required under the Mortgage or this Note; and

(xiv) Maker fails to comply with the provisions of Section 11 of the Mortgage pertaining to its single-purpose entity status.

(d) Notwithstanding the foregoing, the agreement of Payee not to pursue recourse liability as set forth in subsection (a) above SHALL BE AND BECOME NULL AND VOID and shall be of no further force or effect if: (i) any financial information concerning Maker or any Guarantor is fraudulent in any respect, contains any fraudulent information or misrepresents in any material respect the financial condition of Maker or such Guarantor; (ii) a voluntary bankruptcy or insolvency proceeding is commenced by Maker or a general partner of Maker; or (iii) an involuntary bankruptcy or insolvency proceeding is commenced by any party against Maker or a general partner of Maker and is not unconditionally dismissed within ninety (90) days of filing (except if such involuntary action is brought by Payee). Upon the occurrence of any of the foregoing events, Maker and Guarantors shall have full joint and several recourse liability for all sums due under the Loan Documents.

(e) Nothing in this Section shall be interpreted or construed to impair, limit the liability of or otherwise affect the terms, conditions, requirements and obligations of any Guarantor under the Guaranty or Maker.

10.    No Usury. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Payee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Payee’s exercise of the option to accelerate the maturity of this Note, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is Maker’s and Payee’s express intent that all excess amounts theretofore collected by Payee shall be credited on the principal balance of this Note and all other Debt (or, if this Note and all other Debt have been or would thereby be paid in full, refunded to Maker), and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. Maker represents, covenants and warrants that (i) the indebtedness evidenced by this Note is being obtained for the purpose of acquiring and carrying on a business or commercial enterprise, (ii) all proceeds of such indebtedness will be used solely in connection with such business or commercial enterprise, and (iii) the proceeds of such indebtedness will not be used for the purchase or registered equity securities within the purview of Regulation “U” issued by the Board of Governors at the Federal Reserve System.

11.     Transfers Not Permitted. Without the prior written consent of Payee, Maker shall not sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer, or permit the transfer of, directly or indirectly, the Property or ownership interests of Maker or Maker’s managing member except for transfers otherwise permitted in the Mortgage.

12.     Authority. Maker represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Mortgage and the other Loan Documents to which it is a party and that this Note, the Mortgage and the other Loan Documents constitute valid and binding obligations of Maker.

13.     Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Mortgage directed to the parties at their respective addresses as provided therein.

14.     Loan Assumption. The Loan may not be assumed by any third party prior to the first (1st) anniversary of the date hereof. Thereafter, the Loan may be assumed by a third party approved by Payee in its sole and absolute discretion. Any approved assumption shall be subject to delivery to Payee of (a) an assumption agreement in form and substance acceptable to Payee; (b) an assumption fee equal to one percent (1%) of the then unpaid principal balance of the Loan; (c) payment of all costs and expenses incurred by Payee in connection with the assumption; and (d) such other documents and legal opinions as Payee may require in its sole and absolute discretion, including without limitation, a substantive non-consolidation legal opinion and written confirmation from all applicable rating agencies that such assumption will not cause such rating agency to withdraw, downgrade or qualify any then-current ratings for any securities backed by a pool of mortgage loans that includes the Loan.

15.     Governing Law. The Note shall be governed by and construed in accordance with the laws of the State in which the real property encumbered by the Mortgage is located and the applicable laws of the United States of America.

16.     Time of Essence. Time is of the essence of each liability and obligation of Maker hereunder.

17.     Certain Waivers. To the fullest extent permitted by law, Maker and all guarantors, sureties and endorsers, severally waive all applicable exemption rights, whether under any state constitution, homestead laws or otherwise, and also severally waive diligence, valuation and appraisement, presentment for payment, protest and demand, notice of protest, notice of default, notice of intention to accelerate all sums under the Note or the Loan Documents, notice of acceleration of all sums under the Note or the Loan Documents, demand and dishonor and diligence in collection and nonpayment of this Note and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note (except notice of default and any other notice as specifically provided for in this Note, the Mortgage or the Loan Documents). To the fullest extent permitted by law, Maker further waives all benefit that might accrue to Maker by virtue of any present or future laws exempting the Property, or any other property, real or personal, or the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, or providing for any stay of execution to be issued on any judgment recovered on this Note or in any action to foreclose the Mortgage, injunction against sale pursuant to power of sale, exemption for civil process or extension of time for payment. Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue of this Note, or any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

18.     Effect of Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any other Loan Document shall impair any right, power or remedy which Payee may have, nor shall any such delay be construed to be a waiver of any of such rights, powers or remedies, or an acquiescence in any breach or default under this Note or any other Loan Document, nor shall any waiver of any breach or default of Maker hereunder or under any other Loan Document be deemed a waiver of any default or breach subsequently occurring. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which Payee would otherwise have.

19.     Severability of Provisions. In case any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Maker, Payee and their respective successors and assigns; provided, however, that, except as specifically provided herein or in the Mortgage, Maker may not directly or indirectly, sell, assign or otherwise transfer all or any part of the Property or any interest therein, or any of Maker’s rights and obligations under this Agreement, or take or permit any other action prohibited by the Mortgage, without the prior written consent of Payee, which Payee may give or withhold in its absolute discretion.

21.    Transfer of Loan.

(a) Payee may, at any time, sell, transfer or assign this Note, the Mortgage and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement. Payee may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities or any credit rating agency rating such securities (collectively, the “Investor”) and each prospective Investor, all documents and information which Payee now has or may hereafter acquire relating to Maker, Guarantors and the Property, whether furnished by Maker, Guarantors or otherwise, as Payee determines necessary or desirable consistent with full disclosure for purposes of marketing and underwriting the Loan; provided, however, that Payee shall use reasonable efforts not to unnecessarily disclose Maker’s and Guarantors’ confidential information. Maker shall furnish and hereby consents to Payee furnishing to such Investors or such prospective Investors any and all information concerning Maker, Guarantors and the Property as may be requested by Payee, any Investor or any prospective Investor in connection with any sale, transfer or participation interest.

(b) Upon any transfer or proposed transfer contemplated above and by the Loan Documents, at Payee’s request, Maker and each Guarantor shall provide an estoppel certificate to the Investor or any prospective Investor in such form, substance and detail as Payee, such Investor or prospective Investor may require.

22.    Remedies Available. The remedies of Payee, as provided herein or in any other Loan Document, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Payee, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Payee, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, and any waiver or release with reference to any one event shall not be construed as continuing or as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

23.     Maker’s Covenants. Maker agrees that (a) the obligation evidenced by this Note is an exempted transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, etseq. (1982); (b) said obligation constitutes a business loan within the purview of applicable Washington law for the purpose of the application of any laws that distinguish between consumer loans and business loans and that have as their purpose the protection of consumers in the State of Washington; and (c) at the option of the Payee, the United States District Court for the district in which the Property is located and any court of competent jurisdiction of the state in which the Property is located shall have jurisdiction in any action, suit or other proceeding arising out of or relating to any act taken or omitted hereunder or the enforcement of this Note, the Mortgage and the Loan Documents and Maker shall assert in any such action, suit or other proceeding that it is not personally subject to the jurisdiction of the courts in this subsection (c) that the action, suit or other proceeding is brought in an inconvenient forum or that the venue of the action, suit or other proceeding is improper; and (d) it hereby waives any objections to venue.

24.    Extension of Time. Maker consists to any extension of time for the payment hereof, release of all or any part of the security for the payment hereof or release of any party liable for Maker’s liabilities or obligations hereunder or under any of the other Loan Documents. Any such extension or release may be made without notice to Maker and without discharging Maker’s liability.

25.    Payee. Reference in this Note to “Payee” shall mean the original Payee hereunder so long as such Payee shall be the holder of this Note and thereafter shall mean any subsequent holder of this Note.

26.    Miscellaneous.

(a) No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who might be or become liable for the payment of all or any part of the Debt, under the Loan Documents.

(b) This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement or other document in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

(c) Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors, assigns, heirs, executors and administrators.

(d) If Maker consents of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

27.    Tax Identification Number. Maker represents and warrants that is current tax identification number is 75-2719343.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

[SIGNATURE APPEARS ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Maker has duly executed and delivered this Deed of Trust Note under seal as of the day and year first above written.

MAKER:

REDINN HOTEL, L.P., a Texas limited partnership

By:  Redinn Associates, L.L.C., a Texas limited liability

company, its sole general partner

By:    /s/    TOM MASTOR                            (SEAL)

Name:    Tom Mastor

Title:        Vice President

PAY TO THE ORDER OF

______________________________________________

WITHOUT REPRESENTATION OR RECOURSE

GMAC COMMERCIAL MORTGAGE CORPORATION

By:                                                         (SEAL)

Name:

Title:

Date: